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                                                                    EXHIBIT 11.1

                         VARI-LITE INTERNATIONAL, INC.
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
Net earnings...............................................................  $    4,329  $    3,119  $    4,714
Weighted average number of shares outstanding..............................   5,799,327   5,813,252   5,699,431
Dilutive effect of stock warrants after application of treasury stock
  method...................................................................      19,472      98,731     114,583
Shares used in calculating primary net earnings per share..................   5,818,799   5,911,983   5,814,014
Net earnings per share.....................................................  $     0.74  $     0.53  $     0.81

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* Fully diluted earnings per share are identical to primary earnings per share.